Exhibit 99.1

Diamond Resorts International® Announces Management Changes

January 7, 2013, Las Vegas -- Diamond Resorts International® today announced that David Palmer, formerly President and Chief Financial Officer, has become President and Chief Executive Officer of the Company. Al Bentley, who had been serving as Executive Vice President – Europe, has assumed the position of Executive Vice President and Chief Financial Officer. Founder and principal shareholder Stephen J. Cloobeck remains Chairman of the Company. These appointments were effective January 1, 2013.

“David and Al are incredibly strong leaders and I have the utmost confidence in their abilities to continue to lead and grow our business around the world. As Founder and Chairman of the Company, I will continue in my role as the senior strategist on our expansion and acquisition program, as well as the chief steward and ambassador for The Meaning of Yes®, our unwavering commitment to the highest levels of global customer service. 2012 was a fantastic year for the company, our business is strong and our prospects even brighter,” said Mr. Cloobeck.

Mr. Palmer, age 51, has served as President since September 20, 2010, and is a member of the Board. He has served as Chief Financial Officer of Diamond Resorts International® and its subsidiaries since April 2007, and he served as Executive Vice President until his promotion to President in September 2010. Mr. Palmer has over 20 years of experience as a private equity/financial professional. Mr. Palmer served as a managing director of Trivergance, LLC, which he co-founded from its formation in June 2006 to July 2010. Mr. Palmer received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Bentley, age 52, has served as Executive Vice President of Diamond Resorts Parent, LLC and its subsidiaries since April 2007. Mr. Bentley is also a partner at Mackinac Partners, LLC (“Mackinac”), a financial advisory firm, which has provided services to DRP since April 2007. Mr. Bentley has over 30 years of broad-based business experience with extensive expertise in the areas of corporate restructuring, business management and strategic planning, complex financing transactions, capital formation, mergers and acquisitions, and financial and SEC reporting. Prior to joining Mackinac, Mr. Bentley was a managing director at KPMG LLP and a senior manager at Arthur Andersen & Co. In addition, Mr Bentley served as Executive Vice President and Chief

Financial Officer of Swifty Serve Corporation and Pic N’ Save, Inc. Mr. Bentley received a B.S. in Accounting from Western Kentucky University. He is a Certified Public Accountant.

Diamond Resorts International®, with global headquarters in Las Vegas, Nevada, is one of the largest hospitality companies in the world with more than 220 branded and affiliated resorts and over 27,000 guest beds in 28 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa. Offering simplicity, choice and comfort to more than 490,000 owners and members through our branded hospitality service, Diamond Resorts International® is dedicated to providing its guests with effortless and relaxing vacation experiences every time, for a lifetime.

Annually, nearly 1.4 million owners, members and guests enjoy the simplicity, choice and comfort Diamond Resorts International® offers through our branded hospitality experience.

About Diamond Resorts Corporation
Diamond Resorts Corporation and its subsidiaries develop, own, operate and manage vacation ownership resorts and, through resort and partner affiliation agreements, provide owners and members with access to 75 managed resorts, 149 affiliated resorts and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit DiamondResorts.com.

Contacts
Diamond Resorts Corporation
Stevi Wara, 702-823-7069
media@diamondresorts.com
fax: 702-684-8705
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